Exhibit 99.1

LNW CFO Transition Press Release

Light & Wonder Announces CFO Transition

Connie James to Step Down on August 25;
Oliver Chow to Serve as Interim CFO

Company Initiates Search for Permanent Replacement

LAS VEGAS – July 3, 2023 – Light & Wonder, Inc. (NASDAQ: LNW) (“Light & Wonder”, “LNW” or the “Company”) today announced that effective August 25, 2023, Connie James, the Company’s Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary, will be stepping down from her role at the Company to pursue another opportunity that will allow her to further advance her long-term professional objectives outside the gaming industry. Following Ms. James’ departure, Oliver Chow, the Company’s current Senior Vice President of Corporate Finance, will assume the role of Interim CFO until a permanent successor is appointed.

The Light & Wonder Board of Directors has initiated a search process to identify the Company’s next CFO and has retained a leading search firm to assist in evaluating both internal and external candidates for the role.

Matt Wilson, Chief Executive Officer of Light & Wonder, said, “Connie has played a key role in advancing Light & Wonder’s cultural and financial transformation, which has led to operational excellence, double-digit growth and a strengthened balance sheet. She also helped us build a deep and talented finance team that will help provide a smooth transition to the next chapter of financial leadership within the Company. On behalf of the Board and management team, I wish her well in her future endeavors.”

Ms. James said, “Serving alongside such a talented team has been a highlight of my career, and I am very proud of what we’ve accomplished together. We have scaled our business, evolved our capital allocation strategy and driven considerable efficiencies that have created a stronger, more flexible Light & Wonder. I am confident that Light & Wonder is well-positioned for continued success, and I am focused on ensuring a seamless transition over the coming months.”

“We are pleased and fortunate to have a leader of Oliver’s caliber step into the role of Interim CFO,” Mr. Wilson continued. “With more than 15 years of entertainment and gaming leadership experience and deep financial expertise, we are confident that Oliver is well-positioned to support the continued execution of our financial priorities while the Board conducts its search.”

Prior to joining Light & Wonder in October 2022, Mr. Chow spent five years in senior-level finance roles at Aristocrat, most recently serving as Chief Financial Officer - Americas, EMEA and Customer Experience. Previously, he served in various financial roles with Universal Pictures, Deluxe Entertainment Services and JPMorgan Chase & Co. Mr. Chow is also a current Board member of United Way of Southern Nevada, where he serves as Board Treasurer. He received a BS in Business Administration from the University at Albany, SUNY and an Executive MBA from the UCLA Anderson School of Management.

Light & Wonder also today reaffirmed its target of $1.4 billion consolidated AEBITDA by 20251 provided at its Investor Day on May 17, 2022. The Company continues to show strong financial performance on all key metrics in 2023 and looks forward to sharing its Q2 results in August.

1 Represents a forward-looking non-GAAP financial measure that is a goal for the Company and does not reflect Company guidance. We are not providing a forward-looking quantitative reconciliation of Consolidated AEBITDA to the most directly comparable GAAP measure because we are unable to do so without unreasonable efforts or to reasonably estimate the projected outcome of certain significant items. These items are uncertain, depend on various factors out of our control and could have a material impact on the corresponding measures calculated in accordance with GAAP.

About Light & Wonder, Inc.

Light & Wonder, Inc. (formerly known as Scientific Games Corporation), is the global leader in cross-platform games and entertainment. Light & Wonder brings together approximately 6,000 employees from six continents to connect content between land-based and digital channels with unmatched technology and distribution. Guided by a culture that values daring teamwork and creativity, the Company builds new worlds of play, developing game experiences loved by players around the globe. Its OpenGaming™ platform powers the largest digital-gaming network in the industry. The Company is committed to the highest standards of integrity, from promoting player responsibility to implementing sustainable practices. To learn more, visit lnw.com.

Forward-Looking Statements

In this press release, the Company makes “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including statements related to the Company’s financial targets. Forward-looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as “may,” “will,” “estimate,” “intend,” “plan,” “continue,” “believe,” “expect,” “anticipate,” “target,” “should,” “could,” “potential,” “opportunity,” “goal” or similar terminology. These statements are based upon management’s current expectations, assumptions and estimates and are not guarantees of timing, future results or performance. Therefore, you should not rely on any of these forward-looking statements as predictions of future events. Actual results may differ materially from those contemplated in these statements due to a variety of risks and uncertainties and other factors, including those factors described in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Company’s current reports on Form 8-K, quarterly reports on Form 10-Q and its annual report on Form 10-K that was filed with the SEC on March 1, 2023 (including under the headings “Forward-Looking Statements” and “Risk Factors”). Forward-looking statements speak only as of the date they are made and, except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

Contacts

Investor Inquiries:
Nick Zangari, Senior Vice President of Investor Relations
Steve Wan, Senior Director of Investor Relations
Email: ir@lnw.com

Media Inquiries
Nick Lamplough / Lucas Pers / T.J. O’Sullivan, Joele Frank, Wilkinson Brimmer Katcher, +1 212 355 4449
media@lnw.com